Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2018 RESULTS

Consolidated 3rd Quarter 2018 Highlights:

•                Consolidated Revenue Increased 5.0%; Net Income Attributable to Comcast Increased 9.3%; Adjusted EBITDA Increased 2.5%

•                Net Cash Provided by Operating Activities was $6.0 Billion; Free Cash Flow was $3.1 Billion

•                Earnings per Share Increased by 12.7% to $0.62; On an Adjusted Basis, Earnings per Share Increased 27.5% to $0.65

•                Dividends Paid Totaled $871 Million and Share Repurchases were $1.3 Billion

Cable Communications 3rd Quarter 2018 Highlights:

•                Cable Communications Revenue Increased 3.4%; Adjusted EBITDA Increased 7.6%

•                Total Customer Relationships Increased 3.4% Year-Over-Year to 30.1 Million, Including Net Additions of 288,000 in the Quarter

•                Adjusted EBITDA per Customer Relationship Increased 4.4%

•                High-Speed Internet Residential Revenue Increased 9.6%; Business Services Revenue Increased 10.6%; Total High-Speed Internet Customers Increased by 363,000

NBCUniversal 3rd Quarter 2018 Highlights:

•                NBCUniversal Revenue Increased 8.1%; Adjusted EBITDA Decreased 8.5%, Reflecting Tough Comparisons at Filmed Entertainment and Weather-Related Disruptions at Theme Parks

•                Cable Networks and Broadcast Television Collectively Increased Adjusted EBITDA 5.6%

•                For the 2017-2018 Season, NBC Ranked #1 in Primetime in Total Viewers for the First Time in 16 Years and Ranked #1 in Primetime Among Adults 18-49 for the Fifth Consecutive Year

PHILADELPHIA - October 25, 2018… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2018.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “This is an exciting and important time in Comcast’s history. To highlight a few of the achievements in our businesses this quarter, Comcast Cable’s EBITDA growth was the fastest in six years, and customer relationship growth accelerated, driven by the best broadband net additions for a third quarter in ten years. At NBCUniversal, our TV businesses continued their strong performance. NBC finished the 52-week season ranked #1 in total viewers for the first time in 16 years and #1 in adults 18-49 for the fifth consecutive season, and is off to a great start in the new season. Our recently completed acquisition of Sky is transformative for our company, helping create a unique global leader in media, technology, television and broadband.”

Consolidated Financial Results

		3rd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
Revenue	$21,081	$22,135	5.0%	$62,954	$66,661	5.9%
Net Income Attributable to Comcast	$2,642	$2,886	9.3%	$7,736	$9,220	19.2%
Adjusted EBITDA[1]	$7,133	$7,313	2.5%	$21,218	$21,974	3.6%
Earnings per Share[2]	$0.55	$0.62	12.7%	$1.61	$1.98	23.0%
Excluding Adjustments (see Table 5)	$0.51	$0.65	27.5%	$1.56	$1.91	22.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the third quarter of 2018 increased 5.0% to $22.1 billion. Consolidated Net Income Attributable to Comcast increased 9.3% to $2.9 billion. Consolidated Adjusted EBITDA increased 2.5% to $7.3 billion.

For the nine months ended September 30, 2018, consolidated revenue increased 5.9% to $66.7 billion compared to 2017. Consolidated net income attributable to Comcast increased 19.2% to $9.2 billion. Consolidated Adjusted EBITDA increased 3.6% to $22.0 billion.

Earnings per Share (EPS) for the third quarter of 2018 was $0.62, an increase of 12.7% compared to the third quarter of 2017. On an adjusted basis, EPS increased 27.5% to $0.65 (see Table 5).

For the nine months ended September 30, 2018, EPS was $1.98, a 23.0% increase compared to the prior year. On an adjusted basis, EPS increased 22.4% to $1.91 (see Table 5).

Capital Expenditures decreased 2.0% to $2.4 billion in the third quarter of 2018. Cable Communications’ capital expenditures decreased 5.7% to $1.9 billion in the third quarter of 2018, reflecting lower spending on customer premise equipment, scalable infrastructure and support capital, partially offset by increased investments in line extensions. Cable capital expenditures represented 14.1% of Cable revenue in the third quarter of 2018 compared to 15.4% in last year’s third quarter. NBCUniversal’s capital expenditures of $405 million increased 14.4%, reflecting continued investment at Theme Parks.

For the nine months ended September 30, 2018, capital expenditures decreased 3.4% to $6.6 billion compared to 2017. Cable Communications’ capital expenditures decreased 6.9% to $5.4 billion and represented 13.2% of Cable revenue compared to 14.6% in 2017. NBCUniversal’s capital expenditures increased 16.1% to $1.1 billion in 2018.

Net Cash Provided by Operating Activities was $6.0 billion in the third quarter of 2018. Free Cash Flow4 was $3.1 billion (see Table 4).

For the nine months ended September 30, 2018, net cash provided by operating activities was $18.5 billion. Free cash flow was $10.5 billion (see Table 4).

Dividends and Share Repurchases. During the third quarter of 2018, Comcast paid dividends totaling $871 million and repurchased 35.6 million of its common shares for $1.3 billion.  In the first nine months of 2018, Comcast repurchased 112.5 million of its common shares for $4.0 billion. As of September 30, 2018, Comcast had $3.0 billion available under its share repurchase authorization. Comcast expects to repurchase $5.0 billion of its Class A common stock during 2018, subject to market conditions. On October 1, 2018, Comcast announced its intention to pause its common stock repurchase program in 2019 to accelerate the reduction of indebtedness it will incur in connection with its acquisition of Sky plc.

Cable Communications

	3rd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
Cable Communications Revenue
Video	$5,760	$5,591	(2.9%)	$17,206	$16,878	(1.9%)
High-Speed Internet	3,942	4,321	9.6%	11,682	12,740	9.1%
Voice	1,013	982	(3.1%)	3,081	2,982	(3.2%)
Business Services	1,629	1,803	10.6%	4,757	5,290	11.2%
Advertising	594	684	15.2%	1,774	1,932	8.9%
Other	401	406	1.1%	1,146	1,193	4.1%
Cable Communications Revenue	$13,339	$13,787	3.4%	$39,646	$41,015	3.5%

Cable Communications Adjusted EBITDA	$5,216	$5,615	7.6%	$15,683	$16,668	6.3%
Adjusted EBITDA Margin	39.1%	40.7%		39.6%	40.6%

Cable Communications Capital Expenditures	$2,061	$1,944	(5.7%)	$5,798	$5,398	(6.9%)
Percent of Cable Communications Revenue	15.4%	14.1%		14.6%	13.2%

Revenue for Cable Communications increased 3.4% to $13.8 billion in the third quarter of 2018, driven primarily by increases in high-speed internet, business services and advertising revenue. High-speed internet revenue increased 9.6%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Business services revenue increased 10.6%, primarily driven by increases in the number of customers receiving our small and medium-sized business services offerings. Advertising revenue increased 15.2%, primarily reflecting an increase in political advertising revenue. Excluding political advertising revenue, advertising revenue increased 0.6%. Other revenue increased 1.1%, primarily driven by an increase in revenue from our security and automation services, partially offset by the timing of X1 licensing revenue. Video revenue decreased 2.9%, primarily reflecting a decrease in the number of residential video customers, as well as additional revenue in last year’s third quarter associated with a boxing event available on pay-per-view. Voice revenue decreased 3.1%, primarily due to a decrease in the number of residential voice customers.

For the nine months ended September 30, 2018, Cable revenue increased 3.5% to $41.0 billion compared to 2017, primarily driven by growth in high-speed internet, business services and advertising revenue.

Total Customer Relationships increased by 288,000 to 30.1 million in the third quarter of 2018. Residential customer relationships increased by 258,000 and business customer relationships increased by 30,000. At the end of the third quarter, 68.0% of our residential customers received at least two Xfinity products. Total high-speed internet customer net additions were 363,000, total video customer net losses were 106,000, total voice customer net losses were 35,000 and total security and automation customer net additions were 42,000.

	Customers		Net Additions
(in thousands)	3Q17	3Q18	3Q17	3Q18
Customer Relationships
Residential Customer Relationships	26,957	27,817	83	258
Business Services Customer Relationships	2,146	2,274	31	30
Total Customer Relationships	29,104	30,091	115	288

Residential Customer Relationships Mix
Single Product Residential Customers	8,055	8,912	125	284
Double Product Residential Customers	8,983	9,045	38	(9)
Triple and Quad Product Residential Customers	9,919	9,860	(79)	(17)

Residential Video Customers	21,341	20,978	(134)	(95)
Business Services Video Customers	1,049	1,037	9	(11)
Total Video Customers	22,390	22,015	(125)	(106)
Residential High-Speed Internet Customers	23,546	24,774	182	334
Business Services High-Speed Internet Customers	1,974	2,098	32	29
Total High-Speed Internet Customers	25,519	26,871	214	363
Residential Voice Customers	10,351	10,164	(119)	(49)
Business Services Voice Customers	1,214	1,283	25	13
Total Voice Customers	11,565	11,447	(94)	(35)
Total Security and Automation Customers	1,079	1,277	51	42

Adjusted EBITDA for Cable Communications increased 7.6% to $5.6 billion in the third quarter of 2018, reflecting higher revenue, as well as the comparison to the negative impact of two hurricanes that affected our service areas in the third quarter of 2017, partially offset by a 0.6% increase in operating expenses. The modest increase in expenses was driven by a 1.4% increase in video programming costs, primarily reflecting higher retransmission consent fees and sports programming costs, partially offset by fees included in last year’s third quarter associated with a boxing event available on pay-per-view. Non-programming expenses were consistent with the prior year’s quarter, reflecting higher other operating costs and technical and product support expenses, offset by decreases in customer service expenses, advertising, marketing and promotion expenses and franchise and regulatory fees. This quarter’s Adjusted EBITDA per customer relationship increased 4.4%, and Adjusted EBITDA margin was 40.7% compared to 39.1% in the third quarter of 2017.

For the nine months ended September 30, 2018, Cable Adjusted EBITDA increased 6.3% to $16.7 billion compared to 2017, driven by higher revenue, partially offset by a 1.6% increase in operating expenses. The higher expenses were primarily due to a 2.6% increase in video programming costs. Non-programming expenses increased 0.9%. For the nine months ended September 30, 2018,  Adjusted EBITDA per customer relationship increased 3.1%, and Adjusted EBITDA margin was 40.6% compared to 39.6% in 2017.

NBCUniversal

		3rd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
NBCUniversal Revenue
Cable Networks	$2,603	$2,884	10.8%	$7,939	$8,994	13.3%
Excluding Olympics (see Table 6)				7,939	8,616	8.5%
Broadcast Television	2,125	2,452	15.4%	6,574	8,340	26.9%
Excluding Olympics and Super Bowl (see Table 6)				6,574	7,147	8.7%
Filmed Entertainment	1,753	1,819	3.8%	5,862	5,176	(11.7%)
Theme Parks	1,550	1,528	(1.4%)	3,982	4,170	4.7%
Headquarters, other and eliminations	(55)	(58)	NM	(210)	(212)	NM
NBCUniversal Revenue	$7,976	$8,625	8.1%	$24,147	$26,468	9.6%

NBCUniversal Adjusted EBITDA
Cable Networks	$906	$968	6.9%	$3,076	$3,422	11.3%
Broadcast Television	316	321	1.8%	1,054	1,245	18.2%
Filmed Entertainment	383	214	(44.2%)	1,041	555	(46.7%)
Theme Parks	775	725	(6.5%)	1,723	1,789	3.8%
Headquarters, other and eliminations	(123)	(162)	NM	(544)	(500)	NM
NBCUniversal Adjusted EBITDA	$2,257	$2,066	(8.5%)	$6,350	$6,511	2.5%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 8.1% to $8.6 billion in the third quarter of 2018. Adjusted EBITDA decreased 8.5% to $2.1 billion, primarily reflecting decreases at Filmed Entertainment and Theme Parks, partially offset by increases at Cable Networks and Broadcast Television.

For the nine months ended September 30, 2018, NBCUniversal revenue increased 9.6% to $26.5 billion compared to 2017. Adjusted EBITDA increased 2.5% to $6.5 billion, primarily reflecting increases at Cable Networks, Broadcast Television and Theme Parks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 10.8% to $2.9 billion in the third quarter of 2018, reflecting higher distribution, content licensing and other and advertising revenue. Distribution revenue increased 9.5%, primarily due to contractual rate increases and the timing of contract renewals. Content licensing and other revenue increased 36.1%, due to the timing of content provided under licensing agreements. Advertising revenue increased 4.2%, reflecting higher rates, partially offset by audience ratings declines. Adjusted EBITDA increased 6.9% to $968 million in the third quarter of 2018, reflecting higher revenue, partially offset by higher programming and production costs.

For the nine months ended September 30, 2018, revenue from the Cable Networks segment increased 13.3% to $9.0 billion compared to 2017, reflecting higher distribution, advertising and content licensing and other revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 8.5% (see Table 6). Adjusted EBITDA increased 11.3% to $3.4 billion compared to 2017, reflecting higher revenue, partially offset by higher programming and production costs due to the broadcast of the 2018 PyeongChang Olympics.

Broadcast Television

Broadcast Television revenue increased 15.4% to $2.5 billion in the third quarter of 2018, reflecting increased advertising, distribution and other and content licensing revenue. Advertising revenue increased 9.2%, primarily driven by higher rates and revenue associated with Telemundo’s broadcast of the 2018 FIFA World Cup RussiaTM, partially offset by audience ratings declines.  Distribution and other revenue increased 23.9%, due to higher retransmission consent fees. Content licensing revenue increased 24.7%, reflecting the timing of content provided under licensing agreements. Adjusted EBITDA increased 1.8% to $321 million in the third quarter of 2018, reflecting higher revenue, partially offset by increased programming and production costs associated with Telemundo’s broadcast of the 2018 FIFA World Cup RussiaTM.

For the nine months ended September 30, 2018, revenue from the Broadcast Television segment increased 26.9% to $8.3 billion compared to 2017, reflecting an increase in advertising, distribution and other and content licensing revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of Super Bowl

LII in the first quarter of 2018, Broadcast Television revenue increased 8.7% (see Table 6). Adjusted EBITDA increased 18.2% to $1.2 billion compared to 2017, reflecting an increase in revenue, partially offset by an increase in programming and production costs, primarily due to increased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and Super Bowl LII.

Filmed Entertainment

Filmed Entertainment revenue increased 3.8% to $1.8 billion in the third quarter of 2018, reflecting increased theatrical and content licensing revenue, partially offset by decreases in home entertainment and other revenue. Theatrical revenue increased 16.7%, reflecting the continued success of Jurassic World: Fallen Kingdom, and the performance of Mamma Mia! Here We Go Again in this year’s third quarter. Content licensing revenue increased 8.6%, driven by the timing of when content was made available under licensing agreements. Home Entertainment revenue decreased 13.1%, reflecting the success of several releases in the prior year period, including The Fate of the Furious and Boss Baby.  Adjusted EBITDA decreased by 44.2% to $214 million in the third quarter of 2018, reflecting higher operating costs, partially offset by higher revenue.

For the nine months ended September 30, 2018, revenue from the Filmed Entertainment segment decreased 11.7% to $5.2 billion compared to 2017, reflecting lower theatrical, home entertainment and other revenue, partially offset by higher content licensing revenue. Adjusted EBITDA decreased 46.7% to $555 million compared to 2017, reflecting lower revenue, partially offset by lower programming and production costs.

Theme Parks

Theme Parks revenue decreased 1.4% to $1.5 billion in the third quarter of 2018, reflecting an unfavorable impact on attendance as a result of severe weather and natural disasters in Japan. Adjusted EBITDA decreased 6.5% to $725 million in the third quarter of 2018, reflecting lower revenue and an increase in operating expenses.

For the nine months ended September 30, 2018, revenue from the Theme Parks segment increased 4.7% to $4.2 billion compared to 2017, reflecting higher per capita spending. Adjusted EBITDA increased 3.8% to $1.8 billion compared to 2017, due to higher revenue, partially offset by an increase in operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $162 million, compared to a loss of $123 million in the third quarter of 2017, which included a favorable tax settlement.

For the nine months ended September 30, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $500 million compared to a loss of $544 million in 2017.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, our new wireless initiative, Xfinity Mobile, and Comcast Spectacor, as well as eliminations among Comcast’s businesses. For the quarter ended September 30, 2018, the Corporate, Other and Eliminations Adjusted EBITDA loss was $368 million, compared to a loss of $340 million in the third quarter of 2017. This quarter’s results include a loss of $178 million from Xfinity Mobile, which compares to a loss of $161 million in the prior year period. In this year’s third quarter, Xfinity Mobile reported net line additions of 228,000 in the quarter, ending the quarter with 1.0 million total lines.

For the nine months ended September 30, 2018, the Corporate, Other and Eliminations Adjusted EBITDA loss was $1.2 billion, reflecting increased costs associated with scaling Xfinity Mobile and eliminations associated with the 2018 PyeongChang Olympics, compared to a loss of $815 million in 2017.

Notes:

1     We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from

Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2     All earnings per share amounts are presented on a diluted basis.

3     Effective January 1, 2018, we adopted the new accounting standard related to revenue recognition. In connection with the adoption, we implemented changes in classification for our Cable Communications segment’s Video, High-Speed Internet, Voice, Business Services and Other revenues and costs and expenses. In addition, the new guidance impacted the timing of recognition for Cable Communications installation revenue and commissions expense, and Cable Networks, Broadcast Television and Filmed Entertainment content licensing renewals and extensions. These changes affected Operating Income and Adjusted EBITDA for Comcast Consolidated and the Cable Communications, Cable Networks, Broadcast Television and Filmed Entertainment segments. The adoption did not impact Consolidated Free Cash Flow; however, Cash Paid for Capitalized Software and Other Intangible Assets, and Changes in Operating Assets and Liabilities were affected. We adopted the guidance using the full retrospective method and all periods presented have been adjusted. To be consistent with our current management reporting presentation, certain 2017 operating results were reclassified within the Cable Communications segment.

4     Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change. See Table 4 for reconciliation of non-GAAP financial measures.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 25, 2018 at 8:00 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 8169597.  A replay of the call will be available starting at 12:00 p.m. ET on October 25, 2018, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, November 1, 2018 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 8169597.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses:  Comcast Cable, NBCUniversal, and Sky.  Comcast Cable is one of the United States’ largest video, high-speed internet, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the Xfinity brand.  NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts.  Sky is one of Europe’s leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services.  It also provides communications services, including residential high-speed internet, phone, and wireless services.  Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2017	2018	2017	2018
Revenue	$21,081	$22,135	$62,954	$66,661

Programming and production	6,059	6,711	18,450	20,440
Other operating and administrative	6,535	6,444	18,642	19,323
Advertising, marketing and promotion	1,604	1,667	4,894	4,924
Adjustments(1)	(250)	—	(250)	—
	13,948	14,822	41,736	44,687

Adjusted EBITDA(1)	7,133	7,313	21,218	21,974

Adjustments(1)	250	—	250	—
Depreciation expense	1,991	2,038	5,876	6,070
Amortization expense	555	580	1,645	1,750
Other operating gains	(442)	(141)	(442)	(341)
	2,354	2,477	7,329	7,479

Operating income	4,779	4,836	13,889	14,495

Interest expense	(766)	(830)	(2,279)	(2,413)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(39)	(76)	12	(56)
Realized and unrealized gains (losses) on equity securities, net	7	(38)	—	(50)
Other income (loss), net	102	3	287	198
	70	(111)	299	92

Income before income taxes	4,083	3,895	11,909	12,174

Income tax benefit (expense)	(1,409)	(999)	(4,038)	(2,894)

Net income	2,674	2,896	7,871	9,280

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	32	10	135	60

Net income attributable to Comcast Corporation	$2,642	$2,886	$7,736	$9,220

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.55	$0.62	$1.61	$1.98

Dividends declared per common share	$0.1575	$0.19	$0.4725	$0.57

Diluted weighted-average number of common shares	4,777	4,619	4,806	4,655

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2017	2018

OPERATING ACTIVITIES
Net income	$7,871	$9,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	7,079	7,479
Share-based compensation	594	607
Noncash interest expense (income), net	187	289
Net (gain) loss on investment activity and other	(133)	118
Deferred income taxes	681	877
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	123	(225)
Film and television costs, net	(71)	64
Accounts payable and accrued expenses related to trade creditors	(20)	(85)
Other operating assets and liabilities	(454)	103

Net cash provided by operating activities	15,857	18,507

INVESTING ACTIVITIES
Capital expenditures	(6,839)	(6,607)
Cash paid for intangible assets	(1,136)	(1,375)
Acquisitions and construction of real estate properties	(325)	(129)
Construction of Universal Beijing Resort	(47)	(257)
Acquisitions, net of cash acquired	(429)	(88)
Proceeds from sales of investments	120	127
Purchases of investments	(2,064)	(840)
Other	797	579

Net cash provided by (used in) investing activities	(9,923)	(8,590)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(2,807)	2,909
Proceeds from borrowings	11,460	9,850
Repurchases and repayments of debt	(5,021)	(4,405)
Repurchases of common stock under repurchase program and employee plans	(4,212)	(4,282)
Dividends paid	(2,147)	(2,487)
Purchase of Universal Studios Japan noncontrolling interests	(2,299)	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(198)	(209)
Other	103	(242)

Net cash provided by (used in) financing activities	(5,121)	1,134

Increase (decrease) in cash, cash equivalents and restricted cash	813	11,051

Cash, cash equivalents and restricted cash, beginning of period	3,415	3,571

Cash, cash equivalents and restricted cash, end of period	$4,228	$14,622

TABLE 3 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,

	2017	2018
ASSETS

Current Assets
Cash and cash equivalents	$3,428	$10,616
Receivables, net	8,834	8,983
Programming rights	1,613	1,223
Other current assets	2,468	2,384
Total current assets	16,343	23,206

Film and television costs	7,087	7,377

Investments	6,931	7,724

Property and equipment, net	38,470	39,855

Franchise rights	59,364	59,365

Goodwill	36,780	36,703

Other intangible assets, net	18,133	18,649

Other noncurrent assets, net	4,354	7,756

	$187,462	$200,635

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,908	$7,036
Accrued participations and residuals	1,644	1,809
Deferred revenue	1,687	1,633
Accrued expenses and other current liabilities	6,620	5,976
Current portion of long-term debt	5,134	3,173
Total current liabilities	21,993	19,627

Long-term debt, less current portion	59,422	69,711

Deferred income taxes	24,259	25,167

Other noncurrent liabilities	10,972	12,468

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,357	1,317

Equity
Comcast Corporation shareholders’ equity	68,616	71,523
Noncontrolling interests	843	822
Total equity	69,459	72,345

	$187,462	$200,635

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2018	2017	2018
Net income attributable to Comcast Corporation	$2,642	$2,886	$7,736	$9,220
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	32	10	135	60
Income tax (benefit) expense	1,409	999	4,038	2,894
Interest expense	766	830	2,279	2,413
Investment and other (income) loss, net (1)	(70)	111	(299)	(92)
Depreciation and amortization expense and other operating gains	2,104	2,477	7,079	7,479
Adjustments (2)	250	—	250	—
Adjusted EBITDA	$7,133	$7,313	$21,218	$21,974

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow[3] (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2018	2017	2018
Net cash provided by operating activities	$5,108	$5,970	$15,857	$18,507
Capital expenditures	(2,434)	(2,384)	(6,839)	(6,607)
Cash paid for capitalized software and other intangible assets	(365)	(445)	(1,136)	(1,375)
Total free cash flow	$2,309	$3,141	$7,882	$10,525

Alternate Presentation of Free Cash Flow[3] (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2018	2017	2018
Adjusted EBITDA	$7,133	$7,313	$21,218	$21,974
Capital expenditures	(2,434)	(2,384)	(6,839)	(6,607)
Cash paid for capitalized software and other intangible assets	(365)	(445)	(1,136)	(1,375)
Cash interest expense	(905)	(886)	(2,277)	(2,240)
Cash taxes	(1,206)	(910)	(3,415)	(1,533)
Changes in operating assets and liabilities	83	181	(179)	(511)
Noncash share-based compensation	203	197	594	607
Other (4)	(200)	75	(84)	210
Total free cash flow	$2,309	$3,141	$7,882	$10,525

(1)     Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)     3rd quarter 2017 Adjusted EBITDA excludes $250 million of other operating and administrative expense related to a legal settlement.

(3)     Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change.

(4)     Other for this presentation includes a decrease of $250 million in the third quarter 2017 related to a legal settlement as this is not included in Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2018		2017		2018
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,642	$0.55	$2,886	$0.62	$7,736	$1.61	$9,220	$1.98
Growth %			9.3%	12.7%			19.2%	23.0%

Fair value investments (1)	(9)	—	—	—	(65)	(0.01)	(129)	(0.03)
Gain on spectrum auction (2)	(209)	(0.05)	—	—	(209)	(0.05)	—	—
Income tax adjustments (3)	(68)	(0.01)	148	0.03	(68)	(0.01)	20	—
Gains on the sales of businesses and investments(4)	(65)	(0.01)	(105)	(0.02)	(65)	(0.01)	(301)	(0.06)
Legal Settlement (5)	157	0.03	—	—	157	0.03	—	—
Costs related to Sky transaction and Twenty-First Century Fox offer (6)	—	—	80	0.02	—	—	103	0.02

Net income attributable to Comcast Corporation (excluding adjustments)	$2,448	$0.51	$3,009	$0.65	$7,486	$1.56	$8,913	$1.91
Growth %			23.0%	27.5%			19.1%	22.4%

(1)     Fair value investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses, net, for our investment in Atairos.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2018	2017	2018
Realized and unrealized (gains) losses on equity securities, net	($7)	$38	$—	$50
Equity in net (income) losses, net for investment in Atairos	(7)	(38)	(106)	(224)
Fair value investments before income taxes	(14)	—	(106)	(174)
Fair value investments, net of tax	($9)	$—	($65)	($129)

(2)     3rd quarter 2017 net income attributable to Comcast Corporation includes $337 million of other operating gains, $209 million net of tax, recognized in connection with NBCUniversal’s relinquishment of certain spectrum rights in the FCC’s spectrum auction.

(3)     3rd quarter 2018 net income attributable to Comcast Corporation includes a $148 million income tax expense adjustment related to the impact of certain state tax law changes and federal tax reform. 2018 year to date net income attributable to Comcast Corporation also includes a $128 million net income tax benefit recorded in the 1st quarter 2018 as a result of federal tax legislation enacted in 2018. 3rd quarter 2017 net income attributable to Comcast Corporation includes $68 million of income tax adjustments related to an internal legal reorganization offset by the impact of certain state tax law changes.

(4)     3rd quarter and year to date 2018 net income attributable to Comcast Corporation includes $141 million of other operating gains, $105 million net of tax, related to the sale of a business in our Filmed Entertainment segment. 2018 year to date net income attributable to Comcast Corporation also includes $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses and $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel. 3rd quarter 2017 net income attributable to Comcast Corporation includes $105 million of other operating gains, $65 million net of tax, resulting from the sale of a business.

(5)     3rd quarter 2017 net income attributable to Comcast Corporation includes $250 million of other operating and administrative expense, $157 million net of tax, related to a legal settlement.

(6)     3rd quarter 2018 net income attributable to Comcast Corporation includes $14 million of operating costs and expenses, $34 million of interest expense and $60 million of losses in other (income) loss, net, ($108 million in total, $80 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer. 2018 year to date net income attributable to Comcast Corporation includes $34 million of operating costs and expenses, $45 million of interest expense and $60 million of losses in other (income) loss, net, ($139 million in total, $103 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer.

Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2017	2018	Growth %	2017	2018	Growth %
Revenue	$2,603	$2,884	10.8%	$7,939	$8,994	13.3%
2018 Olympics	—	—		—	(378)
Revenue excluding 2018 Olympics	$2,603	$2,884	10.8%	$7,939	$8,616	8.5%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions)	2017	2018	Growth %	2017	2018	Growth %
Revenue	$2,125	$2,452	15.4%	$6,574	$8,340	26.9%
2018 Olympics	—	—		—	(770)
2018 Super Bowl	—	—		—	(423)
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,125	$2,452	15.4%	$6,574	$7,147	8.7%

Note: Minor differences may exist due to rounding.